Exhibit 10.27

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Management Agreement”), dated as of January 1, 2003 is made by and between Rite Aid Corporation, a Delaware corporation (the “Company”), and Leonard Green & Partners, L.P. (“LGP”).

WHEREAS, the Company desires to obtain from LGP, and LGP desires to provide, certain investment banking, management, consulting and financial planning services on an ongoing basis and certain financial advisory and investment banking services in connection with major financial transactions that may be undertaken from time to time in the future;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto hereby agree as follows:

1.         Retention of Services.

1.1      General Services. Subject to the terms and conditions hereof, the Company hereby retains LGP, and LGP hereby agrees to be retained by the Company, to provide management, consulting and financial planning services to the Company on an ongoing basis in connection with the operation and growth of the Company and its subsidiaries and affiliates during the term set forth in section 3.1 of this agreement (the “General Services”).

1.2      Major Transaction Services. Subject to the terms and conditions hereof, the Company may retain LGP, and if requested LGP hereby agrees to be retained by the Company, to provide financial advisory and investment banking services to the Company, its subsidiaries and affiliates in connection with major financial transactions that may be undertaken from time to time in the future (“Major Transaction Services” and, together with the General Services, the “Services”).

2.         Compensation.

2.1      General Services Fee. In consideration of the General Services, the Company shall pay LGP an annual fee payable in cash equal to One Million Dollars ($1,000,000.00) payable monthly in advance in equal monthly installments.

2.2      Major Transaction Services Fee. In consideration of any Major Transaction Services provided by LGP from time to time, and subject to the provisions of the immediately following sentence, the Company shall pay LGP normal and customary fees for services of like kind, taking into consideration all relevant factors, including but not limited to the complexity of the subject transaction, the time devoted to providing such services and the value of LGP’s investment banking expertise and relationships within the business and financial community. The amount of such fees shall be approved in accordance with any applicable procedures set forth in the charter documents or financing agreements of the Company and shall be subject to the prior approval of the Board of Directors of the Company.

2.3      Expenses. In addition to the fees to be paid to LGP under sections 2.1 and 2.2 hereof, the Company shall pay to, or on behalf of, LGP, promptly as billed, all reasonable and documented out-of-pocket expenses incurred by LGP in connection with the Services rendered hereunder. Such expenses shall include, among other things, reasonable fees and disbursements of counsel, travel (including aircraft) expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures.

3.         Term.

3.1      Termination. This Management Agreement shall terminate immediately following the payment of the Company’s obligation under Section 2.1 hereof on the second (2nd) anniversary of the date hereof (the “Termination Date”); unless otherwise mutually agreed in writing by the Company and LGP.

3.2      Survival of Certain Obligations. Notwithstanding any other provision hereof, the obligations of the Company to pay amounts due with respect to periods prior to the termination hereof pursuant to Section 2 hereof and the provisions of Section 5 hereof shall survive any termination of this Management Agreement.

4.         Decisions/Authority of Advisor.

4.1      Limitation on LGP Liability. The Company reserves the right to make all decisions with regard to any matter upon which LGP has rendered its advice and consultation, and there shall be no liability to LGP for any such advice accepted by the Company pursuant to the provisions of this Management Agreement.

4.2      Independent Contractor. LGP shall act solely as an independent contractor and shall have complete charge of its personnel engaged in the performance of the Services. As an independent contractor, LGP shall have authority only to act as an advisor to the Company and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Company or to obtain or incur any right, obligation or liability on behalf of the Company,

5.         Indemnification.

5.1      Indemnification/ Reimbursement of Expenses. The Company shall (i) indemnify LGP and its respective affiliates, and the partners, directors, officers, employees, agents and controlling persons of LGP and its respective affiliates (collectively, the “Indemnified Parties”), to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, caused by, related to or arising out of the Services or any other advice or services contemplated by this Management Agreement or the engagement of LGP pursuant to, and the performance by LGP of the Services contemplated by, this Management Agreement, and (ii) promptly reimburse each

Indemnified Party for all reasonable costs and expenses (including reasonable and documented attorneys’ fees and expenses), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company and whether or not resulting in any liability.

5.2  Limited Liability. The Company shall not be liable under the indemnification contained in Section 5.1 hereof to the extent that such loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from LGP’s bad faith or gross negligence. The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect in contract, tort or otherwise) to the Company, holders of its securities or its creditors related to or arising out of the engagement of LGP pursuant to, or the performance by LGP of the Services contemplated by, this Management Agreement, except to the extent that any loss, claim damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from LGP’s bad faith or gross negligence.

6.         Miscellaneous.

6.1      Assignment. None of the parties hereto shall assign this Management Agreement or the rights and obligations hereunder, in whole or part, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Management Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right hereunder or by virtue hereof.

6.2      Governing Law. This Management Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts made and performed within the State of New York without regard to principles of conflict of laws.

6.3      Severability. If any term, provision, covenant or restriction of this Management Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, illegal, void or unenforceable.

6.4      Entire Agreement. This Management Agreement contains the entire agreement between the parties with respect to the subject matter of this Management

Agreement and supersedes all written or verbal representations, warranties, commitments and other understandings prior to the date of this Management Agreement.

6.5      Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary to consummate the transactions contemplated by this Management Agreement. The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Management Agreement and the agreements and transactions contemplated hereby.

6.6      Attorney’s Fees. In any action or proceeding brought to enforce any provision of this Management Agreement, or in which any provision hereof is validly asserted as a defense, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable and documented attorneys’ fees in addition to any other available remedy.

6.7      Headings. The headings in this Management Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.8      Amendment and Waiver. This Management Agreement may be amended, modified or supplemented, and the waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the parties hereto.

6.9      Counterparts. This Management Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall he deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Management Services Agreement on the date first appearing above.

RITE AID CORPORATION

By:	/s/ John T. Standley
	Name:	John T. Standley
	Title:	Senior Executive Vice President

LEONARD GREEN & PARTNERS, L.P.

By:	LGP Management, Inc.

	By:	/s/ Jonathan Sokoloff
Jonathan Sokoloff